UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 19, 2019

Camping World Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-37908	81-1737145
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

250 Parkway Drive, Suite 270

Lincolnshire, IL 60069

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code (847) 808-3000

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.01 par value per share	CWH	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 19, 2019 (the “Effective Date”), the Board of Directors (the “Board”) of Camping World Holdings, Inc. (the “Company”) appointed Tamara Ward as Chief Operating Officer of the Company, effective immediately.

Ms. Ward began her career with the Company in 1989. Immediately prior to her appointment, Ms. Ward, 52, was the Company’s Executive Vice President, Corporate Development from November 2017 to December 2019. Prior to that, Ms. Ward served as the Company’s Chief Marketing Officer (May 2011 to October 2017); Senior Vice President, Sales and Marketing (2007 to 2010); and Vice President, Marketing (2003-2006). Ms. Ward joined the Company in 1989 as a marketing analyst. Ms. Ward received a Bachelor’s degree from Western Kentucky University.

The Company has entered into an employment agreement with Ms. Ward (the “Employment Agreement”) pursuant to which Ms. Ward has agreed to serve as the Chief Operating Officer of the Company for an initial term commencing on the Effective Date and ending on December 31, 2022. Under the terms of the Employment Agreement, Ms. Ward will receive an annual base salary of $350,000, and will be eligible to receive an annual performance-based cash bonus with a target bonus opportunity of 150% of her annual base salary, based upon the attainment of certain performance goals established by the Board.

If Ms. Ward’s employment is terminated by the Company without Cause (as defined in the Employment Agreement) or by Ms. Ward for a material default of the Employment Agreement by the Company, then, subject to her timely execution and non-revocation of the Company’s standard form of release of claims agreement,Ms. Ward will be entitled to severance benefits equal to: (i) any earned but as yet-unpaid annual bonus with respect to the year prior to the year in which such termination occurs, (ii) her annual target bonus for the year in which such termination occurs, prorated based on the number of days Ms. Ward was employed during such year, payable within 90 days following such termination, (iii) an amount equal to the sum of (a) twelve months of her then-current annual base salary and (b) her target annual bonus for the year in which such termination occurs, payable during the twelve-month period following such termination at the same times and in the same manner as her annual base salary had been paid prior to such termination and (iv) continued health benefits for her and any covered dependents for the eighteen-month period following such termination. Pursuant to the Employment Agreement, Ms. Ward is also subject to customary confidentiality and assignment of inventions obligations and has agreed to refrain from (i) engaging in competition with the Company while employed and during the 18-month period following her termination of employment for any reason other than due to a material default of the Employment Agreement by the Company or (ii) soliciting employees, consultants, advisors or agents of the Company or any of its affiliates while employed and for a period of 12 months following her termination of employment for any reason.

In the event a change in control (as defined in the Company’s 2016 Incentive Award Plan, as amended from time to time) occurs, any payments or benefits under the Employment Agreement will also be subject a Section 280G of the Internal Revenue Code of 1986, as amended “cutback” such that payments or benefits that Ms. Ward receives in connection with such change in control will be reduced to the extent that such reduction would result in a greater after-tax net amount for Ms. Ward.

The foregoing description of the Employment Agreement is qualified in its entirety by reference to the full and complete terms contained in the Employment Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) The following exhibits are filed with this Current Report:

Exhibit No.	Description

Exhibit 10.1	Employment Agreement, by and between the Company and Tamara Ward, dated December 19, 2019.

Exhibit 104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAMPING WORLD HOLDINGS, INC.

By:	/s/ Brent L. Moody
Name:	Brent L. Moody
Title:	President

Date: December 19, 2019